NAME OF REGISTRANT:
Franklin Custodian Funds, Inc.
File No. 811-537

Exhibit Item No. 77D (g): Policies with respect to security investments


MINUTES OF REGULAR MEETING
OF
BOARD OF DIRECTORS
OF
FRANKLIN CUSTODIAN FUNDS, INC.



RESOLVED, that effective February 1, 2002, the U.S. Government Series adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in U.S. government securities, and that this policy is changeable only upon sixty days advance notice to shareholders; and it was FURTHER RESOLVED, that effective February 1, 2001, the Utilities Series adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in utilities companies, and that this policy is changeable only upon sixty days advance notice to shareholders; and it was FURTHER RESOLVED, that the appropriate officers and agents of the Fund be authorized to take such actions, and to execute and deliver such instruments, certificates and documents, including making changes to existing non-fundamental policies as may be necessary or appropriate, in order to effectuate the foregoing, in compliance with the Names Rule.




/s/ Murray L. Simpson
	Murray L. Simpson
	Secretary




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